Sub-Item 77C:

             MUNICIPAL PARTNERS FUND INC. (MNP)

               Special Meeting of Stockholders
                           held on
                      December 11, 2002


                      Report of Voting

Total Outstanding Shares:          5,756,361 Common         800
Preferred

Total Shares Voted:           5,182,870 Common         800
Preferred

% of Outstanding Shares Voted:     90%                 100%


                                        Number         Percent of
                                        Of Shares Voted     Voted
Shares

Proposal 1 Approval of New Investment Advisory and Administration Agreement:

Common
For:                                    5,009,384      96.65%
Against:                                89,626              1.73%
Abstained:                                                 83,860
1.62%

Preferred
For:                                    800            100%
Against:                                0              0%
Abstained:                                   0              0%




Dated:                                          December 11, 2002